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                                  Exhibit 99.1

BPI Packaging Technologies, Inc.
Announces Financial Restructuring

Business Wire - January 28, 1999 09:42

NORTH DIGHTON, Mass.--(BUSINESS WIRE)--Jan. 28, 1999--BPI Packaging Technologies, Inc. (NASDAQBB:BPIE) - today announced it had completed a financial restructuring. Such restructuring includes a refinancing of the Company's existing equipment leases, revolving line of credit and factoring arrangements and an additional credit facility which will give the Company approximately $3,200,000 of additional proceeds, net of closing costs. Mr. Ivan
J. Hughes, the Company's new Chairman of the Board, stated, "This restructuring of the Company's financial obligations, along with recent significant reductions in the Company's operating expenses, helps to reposition the Company to increase its market share and continue to improve overall financial results." Mr. Hughes continued by stating that, "In addition to operating on an enhanced financial foundation, I am pleased to assume the chairmanship of the Company in light of the decisions of Peter Schulz to join the Company, Richard Nurse and C. Jill Beresford to remain with the Company and Jim Koehlinger to rejoin the Company as senior executives. Their collective talents and experience in our industry will be valuable to our company."

Dr. Schulz will be the new President of the Company and become a member of the Board of Directors, Dr. Nurse will remain a Vice President and Ms. Beresford will assume the position of Vice President of Marketing and Mr. Koehlinger is the Company's new Chief Financial Officer. Also joining the Company's Board are Allen S. Gerrard and Gary R. Edidin, businessmen with significant experience working with manufacturing and distribution companies, both of whom are affiliated with the Company's new lenders.

Mr. Hughes stated that as part of the financing, the Company will be conducting a rights offering to existing stockholders for an additional 15,000,000 shares at $0.04 per share and that the new financing sources will be granted warrants for 80,000,000 shares (approximately two-thirds of the Company) at the same exercise price. However, the financing sources are not expected to exercise these rights in the near term.

Mr. Hughes added that even though this transaction could ultimately result in significant dilution in the current stockholders' percentage interest, it was clearly in their best interest considering the lack of financing alternatives available to the Company, on account of the existing defaults on all capital and operating leases, the numerous perfected creditor judgements and imminent actions of several secured creditors to perfect their security interests in a manner which would have forced the Company to cease operations.

Furthermore, Mr. Hughes noted that these are the only capital sources which offered to provide the capital required to meet the refinancing requirements of the secured and trade creditors and provide the working capital necessary for the Company's continuing growth.

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Mr. Hughes concluded by stating that, "The new capital sources share the current stockholders' belief in both the near and long term growth prospects for the Company."

BPI Packaging Technologies, Inc. is a leading manufacturer of proprietary plastic carry-out bags sold to convenience stores and produce departments of supermarkets and proprietary thin film for industrial sheeting applications.

Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements, including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, competitive, governmental, technological and other risks and factors, identified from time to time in the Company's reports filed with the SEC.


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